Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10017 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

April 29, 2024

Zoomcar Holdings, Inc.

Anjaneya Techno Park, No.147, 1st Floor

Kodihalli, Bangalore, India 560008

Re:  Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Zoomcar Holdings, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to the resale by the selling stockholders listed in the prospectus included as a part of the Registration Statement (the “Selling Stockholders”) of (i) up to 1,200,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) that were issued in lieu of payment of deferred underwriting commissions in an aggregate amount of $12,100,000, pursuant to that certain fee modification agreement (the “Fee Modification Agreement”), dated as of December 28, 2023, by and among the Company, Cantor Fitzgerald& Co. and J.V.B. Financial Group, LLC, in connection with the closing of the business combination, (ii) up to 1,666,666 shares of Common Stock that were issued pursuant to that certain fee agreement (the “MWE Fee Agreement”), dated as of December 28, 2023, by and between McDermott Will & Emery LLP and the Company, in connection with payment of business combination transaction expenses, (iii) up to 466,666 shares of Common Stock that the Company is contractually bound to issue pursuant to that certain fee modification agreement (the “EGS Fee Agreement”), dated as of December 27, 2023, by and among Zoomcar, Inc., the Company and Ellenoff Grossman & Schole LLP, in connection with payment of business combination transaction expenses, (iv) up to 20,000 shares of Common Stock that were issued pursuant to that certain marketing services agreement (the “OTB Agreement”), dated as of September 28, 2023, between a subsidiary of the Company and Outside the Box Capital Inc., in connection with the closing of the business combination, (v) up to 1,071,506 shares of Common Stock that were issued to Ananda Small Business Trust (“Ananda Trust”), an affiliate of the sponsor, pursuant to a subscription agreement dated October 13, 2022 which closed upon the closing of the business combination (the “Subscription Agreement”), (vi) up to 1,666,666 shares of Common Stock that were issued to Ananda Trust in connection with the closing of the business combination (collectively with the shares of Common Stock in (i) through (v), the “Resale Shares”), and (vii) up to 12,512,080 shares of Common Stock (the “Conversion Shares”) issuable to ACM Zoomcar Convert LLC (“ACM”) or its registered assigns upon the conversion of a promissory note (“Note”) held by ACM.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation: (i) the Registration Statement, as amended to date; (ii) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended to date; (iii) the Fee Modification Agreement, the MWE Fee Agreement, the EGS Fee Agreement, the OTB Agreement, the Subscription Agreement, and the Note; and (iv) records of meetings and consents of the Board of Directors of the Company provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that (1) the Resale Shares were duly and validly issued, fully paid and non-assessable, and (2) that upon conversion of the Note pursuant to the terms of the Note, the Conversion Shares will be duly and validly issued, fully paid and non-assessable.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP